Exhibit 10.2

Summary:

In order to further incentivize the executive officers and certain other employees to achieve a successful integration of the Teaopia Acquisition, in August 2012, the Compensation Committee and Board adopted the following Teaopia Budget 2012 Incentive Plan (the “Teaopia Plan”). The Teaopia Plan contemplates a bonus that consists of the sum of two components. The first component of the Teaopia Plan provides a bonus equal to 2.0%, 4.0% or 6.0% of each executive officer’s base salary if 100%, 110% or 120%, respectively, of certain Teaopia gross profit targets are achieved in the fourth quarter of fiscal 2012. The second component of the Teaopia plan provides a bonus 2.0%, 4.0% or 6.0% of each executive officer’s base salary if 100%, 110% or 120%, respectively, of certain Teaopia EBITDA targets are achieved during fiscal 2012. For each component, there is a 0.2% increase in bonus as a percentage of the officer’s base salary for every 1% increase in realization of the relevant target measure above 120%.

TEA

Teaopia budget 2012: incentive plan

CEO/EVP/VP Plan:

Fourth Quarter Targets		Fiscal Year Targets
% of Teaopia Plan Gross Profit Q4:	Bonus as a % of base salary:	% of Teaopia Plan EBITDA	Bonus as a % of base salary:
100%	2.0%	100%	2.0%
110%	4.0%	110%	4.0%
120%	6.0%	120%	6.0%
>120%	6.0% + 0.2% for every additional 1.0% increase above plan	>120%	6.0% + 0.2% for every additional 1.0% increase above plan

Note: bonus is paid pro-rata for performance between tiers. Percentage of base bonus payout is calculated on annual salary basis.

Director/Manager Plan:

Same as above, except bonus % is divided by 4, representing one quarter the payout as a % of base of the VP plan